Exhibit 10.2

AMENDMENT TO

POWER SALES CONTRACT

Executed by

PUBLIC UTILITY DISTRICT NO. 1 OF

DOUGLAS COUNTY, WASHINGTON

AND

PUGET SOUND POWER & LIGHT COMPANY

THIS AMENDMENT is made and entered into as of the 9th day of February, 1965 between Public Utility District No. 1 of Douglas County, Washington (hereinafter called “Douglas”), a municipal corporation of the State of Washington, and Puget Sound Power & Light Company (hereinafter called the “Purchaser”), a corporation organized and existing under the laws of the State of Washington:

W i t n e s s e t h :

Whereas, Douglas and the Purchaser have heretofore entered into a contract (hereinafter called the “Power Sales Contract”), as of the 18th day of September, 1963, and Douglas and the other three Purchasers have heretofore entered into similar contracts, to provide for the sale by Douglas, and the purchase by the Purchasers, of power and energy to be produced by the Wells Project in excess of the amounts required to provide for the actual and prospective needs of Douglas; and

Whereas, Douglas holds a license, issued July 12, 1962, as amended, from the Federal Power Commission for Project No. 2149 which, together with an order of said Commission, permits the inclusion in the electric generating plant of three generating units in addition to the initial seven generating units included therein; and

Whereas, Douglas proposes to issue additional bonds to provide funds for defraying the cost of acquisition, construction and installation of such three additional generating units; the First Bond Resolution permits additional bonds to be issued for such purpose, payable from the revenues of the Project on a parity with the 1963 Bonds and secured by an equal charge and lien on such revenues; and the First Bond Resolution requires, among other things, as conditions precedent to the issuance of such additional bonds that Douglas shall have in effect contracts for the sale of power and energy available from such additional generating units, which contracts, among other things, shall contain terms with respect to payments for such power and energy, no less favorable to Douglas than the terms of the Power Sales Contracts; and

Whereas, Douglas and the Purchasers desire to amend the Power Sales Contracts to provide for the sale and purchase of the additional power and energy available from such three additional generating units upon the same terms and conditions as are applicable to the sale and purchase of the power and energy available from the initial seven generating units; and

Whereas, Douglas has the responsibility and the authority for the financing, construction and operation of such three additional generating units;

Now, Therefore, For and in Consideration of the Mutual Covenants and Agreements Herein Contained, It is Agreed by and Between the Parties Hereto as Follows:

Article I.   Definitions of Terms used in this Amendment.

As used in this Amendment, the term “Power Sales Contracts” shall mean the Power Sales Contract and the similar contracts entered into, as of the 18th day of September, 1963, with the other Purchasers.

All other terms used in this Amendment shall have the respective meanings set forth in Section 2 or elsewhere in the Power Sales Contract except as otherwise provided in Article II of this Amendment.

Article II.   Amendment of Definitions in the Power Sales Contract.

The definitions contained in Section 2 of the Power Sales Contract are hereby amended as follows:

(1)           “Wells Project”.  For purposes of Sections 18 and 19 of the Power Sales Contracts, and for purposes of the terms “Commencement of Normal Routine Operation” and “Initial Date of Delivery” as such terms are used throughout the Power Sales Contracts, “Wells Project” shall have the meaning set forth in Section 2(c) of the Power Sales Contracts; but for all other purposes of the Power Sales Contracts (including, but without limitation, for purposes of the terms “Wells Project Output” and “Cost of Acquisition and Construction”), “Wells Project” shall have the meaning defined in said Section 2(c) but shall also include, in addition to the initial seven generating units, the three additional generating units being provided from the proceeds of the 1965 Bonds.

(2)           “Revenue Bonds” shall mean the 1963 Bonds issued under the First Bond Resolution, and the 1965 Bonds issued under the First Supplemental Resolution, for the purpose of paying the Cost of Acquisition and Construction and any other bonds (including bonds referred to in Section 5(c) hereof) which, by the terms of the First Bond Resolution, are permitted to be issued payable from the revenues of the Wells Project on a parity with the 1963 Bonds and secured by an equal charge and lien on such revenues.  The term “1963 Bonds” shall mean the $184,000,000 principal amount of Wells Hydroelectric Revenue Bonds, Series of 1963; and the term “1965 Bonds” shall mean the additional bonds issued under the First Supplemental Resolution to provide funds, among other things, to defray the cost of acquisition, construction and installation of such three additional generating units.

(3)           “Cost of Acquisition and Construction” shall mean all costs of acquisition, construction, installation and financing of the Wells Project, heretofore or hereafter paid or accrued, including but not limited to:

(a)           Working capital of Douglas in the amount of $1,500,000; provided that if it shall at any time appear that the amount of working capital on hand is in excess of that which is necessary or in excess of anticipated requirements in the future, such amount may be reduced as referred to in Section 6(g) hereof;

(b)           Establishing a Reserve Account in the Bond Fund pursuant to the First Bond Resolution to the extent of one year’s interest on the 1963 Bonds and a reserve account in the bond fund for the 1965 Bonds pursuant to the First Supplemental Resolution to the extent of one year’s interest on the 1965 Bonds;

(c)           Establishing a Reserve and Contingency Fund in the amount of $5,000,000 pursuant to the First Bond Resolution;

(d)           Interest accruing on the 1963 Bonds until Commencement of Normal Routine Operation or until January 1, 1969, whichever is later, and interest accruing on the 1965 Bonds until September 1, 1972, except for such interest as is payable by the Purchasers as part of Annual Power Costs for the Interim Delivery Period; and

(e)           All other items relating to payment of costs in connection with the acquisition, construction, installation and financing of the Wells Project to the extent such items constitute “Cost of Construction” as defined in Section 6.9 of the First Bond Resolution or “Cost of Additional Units” as defined in Section 1.2 C of the First Supplemental Resolution.

(4)           Section 2(m) of the Power Sales Contract is amended to read as follows:

“(m)        ‘Bond Resolution’ shall mean collectively the First Bond Resolution, the First Supplemental Resolution and all other resolutions adopted by Douglas authorizing the issue of Revenue Bonds.  The term ‘First-Bond- Resolution’ shall mean Resolution No. 688 adopted by Douglas on October 4, 1963, a certified copy of which has been delivered to the Purchaser; and the term ‘First Supplemental Resolution’ shall mean Resolution No. 1096, adopted by Douglas on February 9, 1965, a certified copy of which has been delivered to the Purchaser.”

Article III.   Other Amendments to the Power Sales Contract.

Section 1 of the Power Sales Contract is amended to read as follows:

“Section 1.   Term of Contract.  This contract shall be in full force and effect until midnight of August 31, 2018, or until the 1963 Bonds, all Completion Bonds as defined in the First Bond Resolution, and the 1965 Bonds are paid or provision is made for the retirement thereof, whichever is later.”

Clause (ii) of Section 5 (b) (2) of the Power Sales Contract is amended to read as follows:

“(ii) that proportion (not exceeding 100%) of the interest and principal payments accruing during the Interim Delivery Period on all outstanding Revenue Bonds (other than interest accruing on the 1965 Bonds during the Interim Delivery Period and prior to September 1, 1972) which the number of generating units installed, successfully tested as required by the specifications, except for the index tests, and made ready and available for normal continuous operation bears to the number seven (7), provided that the seventh unit shall not be deemed to be so ready until the Commencement of Normal Routine Operation.”

Section 19 of the Power Sales Contract is amended by adding thereto the following sentence:  “Douglas further agrees to proceed diligently with the financing of the three additional generating units and, subject to Uncontrollable Forces, plans to complete the acquisition, construction and installation of such three additional generating units by March 1, 1969.”

Section 26 of the Power Sales Contract is amended to read as follows:

“Section 26.   Modification of Contract Terms.  It is recognized by the parties hereto that, by virtue of the Bond Resolution, this contract cannot be amended, modified or otherwise altered by agreement of the parties in any manner that will impair or adversely affect the security afforded by the provisions of this contract for the purchase and sale of a portion of Wells Project Output for the payment of the principal, interest and premium, if any, on Revenue Bonds as they respectively become payable, as long as any of the Revenue Bonds are outstanding and unpaid or until provision is irrevocably made for the payment thereof.”

In Witness Whereof, the parties hereto have caused this agreement to be executed by their proper officers respectively, being thereunto duly authorized, and their respective corporate seals to be hereto affixed, the day and year first above written.

Public Utility District No. 1 of Douglas County, Washington

(Seal)	By /s/ Lloyd McLean President

By /s/ Michael Doneen Vice President

Attest:

/s/ Howard Prey
Secretary

Puget Sound Power & Light Company
(Seal)
By /s/ Ralph M. Davis President

Attest:

/s/ J. H. King Asst. Secretary